As filed with the Securities and Exchange Commission on September 10, 1996
                                       Registration Statement No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                  InaCom Corp.
             (Exact name of registrant as specified in its charter)

Delaware                                              47-0681813
(State or other jurisdiction          (I.R.S. Employer Identification Number)
of incorporation or organization)
                               10810 Farnam Drive
                             Omaha, Nebraska 68154
                                 (402) 392-3900
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               David C. Guenthner
                               10810 Farnam Drive
                              Omaha, Nebraska 68154
 (Name, address, including zip code, and telephone number, including area code, of agent for service
                             ----------------------
                                   Copies to:
         David L. Hefflinger                    Alexander Lynch
         McGrath, North, Mullin & Kratz, P.C.   Brobeck, Phleger & Harrison LLP
         Suite 1400                             1301 Avenue of the Americas
         One Central Park Plaza                 New York, NY  10019
         Omaha, NE  68102

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

     CALCULATION               OF                REGISTRATION                FEE
===================================================================================================================================
Title of each class of securities                          Proposed maximum     Proposed
to be registered                        Amount to be       offering price       maximum aggregate     Amount of
                                        registered(1)      per unit             offering price(2)     Registration Fee(1)
- -----------------------------------------------------------------------------------------------------------------------------------
6% Convertible Subordinated
Debentures due June 15,2006...........   $55,250,000           100%               $55,250,000           $19,052
Common Stock ($.10 par value).........     2,302,083(2)        ---                    ---                  ---
===================================================================================================================================
- ----------
     (1)  Calculated  pursuant to Rule 457(i) of the  Securities Act of 1933, as amended.
     (2) Based on a  conversion  price of $24 per  share,  but deemed to include additional shares that may be issuable pursuant to antidilution  provisions.  No additional registration fee is required pursuant to Rule 457(i).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   $55,250,000
                                  InaCom Corp.
            6% Convertible Subordinated Debentures due June 15, 2006
                   (Interest Payable June 15 and December 15)
                               -------------------

     The 6% Convertible Subordinated Debentures due June 15, 2006 (the "Debentures") of InaCom Corp., a Delaware corporation ("InaCom" or the "Company"), and the shares of the Company's common stock, par value $.10 per share (the "Common Stock" and, together with the Debentures, the "Securities"), issuable upon conversion of the Debentures, may be offered for sale from time to time for the account of certain holders of the Securities (the "Selling Holders") as described under "Selling Holders." The Selling Holders may from time to time sell the Securities offered hereby to or through one or more underwriters, directly to other purchasers or through agents in ordinary brokerage transactions, in negotiated transactions or otherwise, at prices related to then prevailing market prices or at negotiated prices. See "Plan of Distribution."

     The Company will not receive any proceeds from the sale of the Debentures or the shares of Common Stock by the Selling Holders.

     The Debentures are convertible at any time, unless previously redeemed, into Common Stock, at a conversion price of $24.00 per share, subject to adjustment under certain circumstances. On September __, 1996, the last reported sales price of the Common Stock on the Nasdaq National Market ("Nasdaq") was $____ per share.

     The Debentures are redeemable, in whole or in part, at the option of the Company, at any time on or after June 16, 2000, at the redemption prices set forth herein, plus accrued interest to the date of redemption. Each holder of Debentures may require the Company to repurchase such holder's Debentures, in whole or in part, in the event of a Change in Control (as defined herein) at a purchase price equal to 100% of the principal amount of such Debentures plus accrued interest to the date of repurchase.

     The Debentures are general unsecured obligations of the Company issued under an indenture dated June 14, 1996 between the Company and First National Bank of Omaha (the "Indenture") and are subordinate in right of payment to all Senior Debt (as defined herein) of the Company. The Indenture will not restrict the incurrence of Senior Debt or other indebtedness by the Company or any of its subsidiaries.

     The Debentures were originally issued on June 19, 1996 in the principal amount of $55,250,000 in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

     See "Risk Factors" on pages 5 through page 7 for a discussion of certain factors that should be considered by prospective purchasers of the Securities.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                               September __, 1996

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at 75 Park Place, New York, New York 10007 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

     The Company has filed a registration statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained or incorporated by reference herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference: (i) Annual Report on Form 10-K for the fiscal year ended December 30, 1995; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 30, 1996 and June 29, 1996, (iii) Current Report on Form 8-K dated June 19, 1996, and (iv) Proxy Statement for the Annual Meeting of Stockholders held on April 18, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to David C. Guenthner, Chief Financial Officer, InaCom Corp., 10810 Farnam Drive, Omaha, Nebraska 68154, Telephone: (402) 392-3900.

                                 ---------------

- -------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by the more detailed information and financial data appearing elsewhere, or incorporated by reference, in this Prospectus.

                                   The Company

     InaCom is a leading provider of technology management services to the end-user business client. The Company sells computer services, computer products, and communication products and services to a targeted client base consisting primarily of large and medium-sized corporate clients. InaCom's products and services are offered both independently and in conjunction with one another, thereby enabling the Company to provide a broad range of tailored solutions to meet specific client needs. The Company is a single source, long-term provider of products and services designed to help businesses optimize information technology investments and control ongoing costs throughout the life cycle of the client's technology systems.

     The  Company's  headquarters  are  located at 10810  Farnam  Drive,  Omaha,
Nebraska 68154, and its telephone number is (402) 392-3900. The Company's internet address on the world-wide web is "http://www.inacom.com."

                            Description of Debentures

The  Debentures..................  $55,250,000  of 6%  Convertible  Subordinated
                                   Debentures (the  "Debentures")  due June 15,
                                   2006 issued under an indenture (the
                                   "Indenture")  between the Company  and First
                                   National  Bank of Omaha as trustee (the
                                   "Trustee").

Interest  Payment  Dates.......... June  15  and  December  15, commencing
                                   December 15, 1996.

Maturity Date...................   June 15, 2006

Conversion  Rights...............  The holders of the  Debentures are  entitled at any time, subject to prior redemption or repurchase, to convert the Debentures, or portions thereof (if the portions are $1,000 or whole multiples thereof) into shares of the Common Stock at the conversion price of $24.00 per share (subject to certain adjustments). See "Description of Debentures
                                   - Conversion."

Optional   Redemption............. The Debentures are not redeemable by the
                                   Company prior to June 16, 2000.  On or after
                                   June 16, 2000 the Debentures are redeemable on at least 20 days' notice at the option of the Company, in whole or in part at any time, at the redemption prices set forth herein, in each case together with accrued interest. See "Description of Debentures - Optional Redemption."

Change in Control...............   Upon a Change in Control, each holder of
                                   Debentures will have the right (a "Repurchase
                                   Right") to require the Company to repurchase all of such holder's Debentures, or a portion thereof (if the portions are $1,000 or whole multiples thereof) at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.
                                   See "Description of Debentures - Repurchase at Option of Holders Upon Change in Control."

Subordination...................   The payment of the principal of and premium,
                                   if any, and interest on the Debentures is
                                   subordinated in right of payment to the prior
                                   payment in full of all existing and future
                                   Senior Debt (as defined herein). The
                                   Indenture contains no limitations on the
                                   incurrence of additional Senior Debt or other
                                   indebtedness by the Company. See "Description
                                   of Debentures - Subordination."
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
Events of Default...............   An Event of Default with respect to the
                                   Debentures includes the occurrence of
                                   any of the following: default for 30 days in payment of interest; default in payment of principal at maturity, upon redemption or exercise of a Repurchase Right or otherwise;
                                   default in payment on Debt (as defined
                                   herein) at maturity of at least $5,000,000 principal amount; default on Debt which results in acceleration of maturity of at least $5,000,000 principal amount of Debt;
                                   failure by the Company for 60 days after notice to it to comply in any material respect with any of its other agreements in the Indenture or the Debentures; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debentures may declare all the Debentures to be due and payable immediately. See "Description of
                                   Debentures - Defaults and Remedies"

Trading.........................   There is no established market for the
                                   Debentures. Dillon, Read & Co. Inc., the initial purchaser of the Debentures, advised the Company that it intended to make a market in the Debentures but is not obligated to do so. Any market in the Debentures which it develops may be discontinued at any time without notice.

                           Description of Common Stock

The Common Stock................   2,302,083 shares of Common Stock are issuable
                                   upon conversion of the Debentures. The
                                   Debentures are convertible into Common Stock at a conversion price of $24 per share, subject to adjustment under certain circumstances. See "Description of Capital
                                   Stock" and "Description of Debentures -
                                   Conversion."

Shares Outstanding..............   On June 29, 1996, there were 10,142,339
                                   shares of Common Stock outstanding. As of the date of this Prospectus, none of the Debentures have been converted into shares of Common Stock.

Shares Outstanding if all
Debentures are Converted........   12,444,422 shares of Common Stock would be
                                   outstanding if all of the Debentures were converted into shares of Common Stock.

Dividend Policy.................   The Company has never declared or paid a cash
                                   dividend to stockholders.  The Company's
                                   Board of Directors presently intends to
                                   retain all earnings to finance the expansion of the Company's operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company's earnings, capital requirements and other factors considered relevant by the Company's Board of Directors. Certain of the
                                   Company's debt agreements restrict the amount of dividends which may be paid.

Trading.........................   The Common Stock is traded on the Nasdaq
                                   National Market under the symbol "INAC."
- -------------------------------------------------------------------------------

                                  RISK FACTORS

         Prospective investors should carefully consider the specific risk factors set forth below as well as the other information contained in this Prospectus before deciding to invest in the Securities. This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of Company management as well as assumptions made by and information currently available to Company management. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as believed, estimated or expected.

Dependence Upon Key Vendors

         The Company's business is dependent in large measure upon its relationship with key vendors. A substantial portion of the Company's computer products revenue is derived from the sales of the products of key vendors, including IBM, COMPAQ, and Hewlett-Packard. During the fiscal year ended December 30, 1995, sales of IBM, COMPAQ and Hewlett-Packard products accounted for approximately 22%, 20% and 15%, respectively, of the Company's revenues. A substantial portion of the Company's communications products and services revenue is derived from the sales of products of other key vendors, including products from Lucent Technologies and services from AT&T. Although the Company considers its relationships with its key vendors to be good, there can be no assurance that these relationships will continue as presently in effect or that changes in marketing by one or more such key vendors and other suppliers would not adversely affect the Company. The Company's agreements with these vendors are on a non-exclusive basis and may be terminated by the vendors on notice typically ranging from 30 to 90 days. Termination of, or a material change to, or a nonrenewal of the Company's agreements with IBM, COMPAQ, Hewlett-Packard, Lucent Technologies or AT&T, a material decrease in the level of marketing development programs offered by computer vendors, or an insufficient or interrupted supply of vendors' product would have a material adverse effect on the Company's business. See "Business - Computer Products Sourcing Vendors."

Impact of Vendor Incentive Funds

         The key vendors of the Company provide various incentives for promoting and marketing their product offerings. Funds received by the Company are based either on the sales of the vendor's products through the independent reseller and Company-owned channels, or on the Company's purchases from the respective vendor. The three major forms of vendor incentives received by the Company are coop funds, market development funds and vendor rebates. The funds are earned through performance of specific marketing programs or upon completion of objectives outlined by the vendors. These funds from the Company's primary vendors typically range from 1% to 3% of purchases by the Company. A material decrease in the level of vendor incentive funding would have a material adverse effect on the Company's business. See "Business - Computer Products Sourcing - Vendors."

Inventory Management Risks

         The personal computer industry is characterized by rapid product improvement and technological change resulting in relatively short product life cycles and rapid product obsolescence, which can place inventory at considerable valuation risk. The Company's suppliers generally provide price protection intended to reduce the risk of inventory devaluation. There can be no assurance that vendors will continue such policies or that unforeseen new product developments and related inventory obsolescence will not materially adversely affect the Company's business.

Funding Requirements; Interest Rate Sensitivity

         The Company's business requires significant working capital to finance product inventory and accounts receivable. The Company has funded its working capital requirements through a working capital financing agreement involving sale of receivables, a revolving credit facility and private placement notes. There can be no assurance that the existing creditors will continue to finance the Company's operations at levels that are adequate or at all. The borrowings under these agreements bear a floating rate of interest. The Company's operating results are highly sensitive to changes in the interest rate. Such a change in the interest rate could have a material adverse effect on the Company's business. There can be no assurance that sufficient equity or debt financing will be available on terms acceptable to the Company or that the Company will be able to refinance its existing indebtedness. The inability of the Company to refinance its existing indebtedness or to obtain a sufficient amount of alternative financing would have a material adverse effect on the Company's business.

Dependence Upon Key Management and Technical Personnel

         The Company's success depends to a significant extent on its ability to attract and retain key personnel. The Company is particularly dependent on its senior management team and technical personnel. The Company's strategy for growth in the sale of computer services and communication services depends on its ability to attract and retain qualified technical personnel, including systems engineers and communications specialists. Competition for technical personnel is intense and no assurance can be given that the Company will be able to recruit and retain such personnel. The failure to recruit and retain senior management and technical personnel could have a material adverse effect on the Company's business.

Acquisitions

         The Company's strategy includes effecting acquisitions and strategic relationships in selected geographic market and service areas. Acquisitions involve a number of special risks, including the incorporation of acquired products and services into the Company's offerings, the potential loss of key employees of the acquired business and the valuation of the acquired business. The Company expects to issue equity securities to consummate certain acquisitions, which may cause dilution to investors acquiring Common Stock. No assurance can be given that the Company will have adequate resources to consummate acquisitions or that any such acquisitions will be successful in enhancing the Company's business.

Proprietary Distribution Capabilities

         The Company relies upon its proprietary distribution processes, including Vision, Vista and Direct Express to provide it with a competitive advantage. The Company seeks to protect these proprietary product procurement processes. However, it is possible for third parties to replicate aspects of the Company's software, systems and processes or to obtain and use information similar to that which the Company regards as proprietary. No assurance can be given that the protective measures taken by the Company will be sufficient to preclude competitors from developing competing or similar proprietary software, systems and processes. See "Business - Computer Services."

Operating Margin Risks

         Gross margins from the sale of computer products have been declining for several years as a result of computer product price reductions and intense competition. The Company has responded with attempts to control operating costs and with an expansion of sales of higher margin computer services and communications services. See "Business - Strategy." There can be no assurance that gross margins for computer products will not continue to decline or that the Company will be successful in controlling operating costs. Furthermore, there can be no assurance that gross margins for computer services and communications services will not also decline or that the Company will be able to successfully grow and compete in such service markets.

Competition

         All aspects of the technology management services industry are highly competitive. The Company's distribution network competes for potential clients, including national accounts, with numerous other resellers and distributors. Several computer manufacturers have expanded their channels of distribution, pricing and product positioning and compete with the Company's distribution network for potential clients. Additionally, several computer manufacturers during 1994 lessened or eliminated requirements upon independent resellers to purchase products from a single source resulting in "open sourcing" of their products; previously, such manufacturers had typically required independent resellers having contractual relationships with the Company to purchase their products from the Company. Other competitors operate mail-order or discount stores offering clones of major vendor products. The Company also competes with other computer technology sellers in the recruitment and retention of franchisees and independently-owned resellers. The Company competes in the computer services division with a large number of service providers, including IBM through ISSC, Andersen Consulting, EDS and Vanstar. Competition in the communications products and services division is also intense, and includes entities which are also significant vendors of the Company, such as Lucent Technologies and AT&T. Certain competitors and manufacturers are substantially larger than the Company and may have greater financial, technical, service and marketing resources. The level of future sales and earnings achieved by the Company in any period may be adversely affected by a number of competitive factors, including an increase in direct sales by vendors to independent resellers and/or clients and increased computer client preference for mail-order or discount store purchases of clones of major vendor products. See "Business - Competition."

Subordination

         Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company, or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, the payment of the principal and interest on the Debentures are subordinated to the prior payment in full of all Senior Debt. No payment of principal or interest may be made by the Company, directly or indirectly, on the Debentures at any time if a default in payment of the principal or interest on Senior Debt exists, unless and until such default shall have been cured or waived or shall have ceased to exist. There are no restrictions in the Indenture upon the creation of additional Senior Debt by the Company, or on the creation of any indebtedness by the Company or any of its subsidiaries. See "Description of Debentures - Subordination of Debentures."

Lack of Public Market

         There is no established market for the Debentures. There can be no assurance as to the continued eligibility or the liquidity of any markets that may develop for the Debentures. If any such markets were to develop, the Debentures may trade at prices that may be higher or lower than their principal amount, depending on many factors, such as prevailing interest rates and the markets for similar securities. Dillon, Read & Co., Inc. (the "Initial
Purchaser") advised the Company that it intended to make a market in the Debentures. However, the Initial Purchaser is not obligated to do so, and any market making with respect to the Debentures may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the pendency of the Registration Statement of which this Prospectus forms a part. The Company does not intend to apply for listing of the Debentures on any securities exchange or to seek approval for quotation through any automated quotation system.

Certain Anti-Takeover Effects

         Certain provisions of the Company's Certificate of Incorporation and Delaware law may be deemed to have anti-takeover effects. The Company's Certificate of Incorporation provides that the Board of Directors may issue additional shares of Common Stock or establish one or more classes or a series of Preferred Stock with such designations, relative voting rights, dividend rights, liquidation and other rights that the Board of Directors fixes without stockholder approval. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law which prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. See "Description of Capital Stock - Preferred Stock" and "Description of Capital Stock - Section 203 of the Delaware General Corporation Law."

                       RATIO OF EARNINGS TO FIXED CHARGES

         The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:

          Year Ended December                     Twenty-Six Weeks Ended
1991    1992     1993     1994      1995       June 24, 1995      June 29, 1996
- ----------------------------------------       --------------------------------

2.05    2.84     2.80     0.75      2.11           1.99               2.07

         The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income before interest expense, interest income and income taxes plus fixed charges) by fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) and the portion of rental expense that is representative of the interest factor.

                                    BUSINESS

General

         InaCom is a leading provider of technology management services to the end-user business client. The Company sells computer services, computer products, and communication products and services to a targeted client base consisting primarily of large and medium-sized corporate clients. InaCom's products and services are offered both independently and in conjunction with one another, thereby enabling the Company to provide a broad range of tailored solutions to meet specific client needs. The Company is a single source, long-term provider of products and services designed to help businesses optimize information technology investments and control ongoing costs throughout the life cycle of the client's technology systems.

Recent Events

         The Company acquired Technology Express, a leading network integrator in the Nashville, Tennessee market in April 1996 for consideration including approximately $3,800,000 in cash and 89,286 shares of Common Stock; the business provides network integration services in addition to procurement, help desk and support services. The Company acquired the assets of Computer Access International in August 1996 for consideration including approximately $7,600,000 in cash and 238,209 shares of Common Stock; the business provides computer sales, support and rental services in the Denver, Colorado, Chicago, Illinois and Milwaukee, Wisconsin markets.

Technology Management Services

         The Company provides a broad range of services and products which help businesses manage the increasing complexity of information technology within their organizations. The Company's services range from basic product sourcing to complete life cycle management whereby the Company handles all aspects of product procurement, configuration, distribution, integration, maintenance, upgrades and end-of-life disposal.

Computer Products Sourcing

         Computer products include microcomputers, workstations, servers, monitors, printers and operating systems software. The Company currently distributes computer products for leading vendors such as IBM, COMPAQ, Hewlett-Packard, Toshiba, Apple, NEC, Epson, Okidata, Lexmark, NCR, Novell, Banyan, Microsoft, Oracle, 3Com, SynOptics, SCO and Network General. The Company believes it is one of IBM's largest customers on a world-wide basis. Sales of computer products accounted for 93.0% of the Company's revenues and 46.3% of the Company's earnings in 1995.

     Procurement. Procurement involves all activities which precede transfer of item ownership, including: business processes for purchase forecasting; needs analysis; product specification and requisitions; purchase order management; order processing, tracking, and status reporting; financing; "build to order;" shipment tracking; order receiving, lost item tracking; order invoicing and invoice payments; and acceptance. As a result of its quantity purchasing capability, the Company generally obtains volume discounts from its vendors, enabling it to sell products on a more favorable basis than clients could attain on their own. The Company's advanced distribution and configuration capabilities allow the Company to fully configure (add enhancement boards, networking products and software, and test the complete system) and ship products directly to an end-user client. The Company believes it has a competitive advantage in providing procurement services through the use of the Company's proprietary Vision, Vista and Direct Express systems.

         o Vision -- The Company's Vision 2000 software is an automated catalog and configurator which allows a business client to obtain product information from the client's desk top computer. The client can determine product and specific feature availability, product pricing and maintenance pricing and can also determine component compatibility to configure the client's systems.

         o Vista -- The Company's Vista software enables a business client to enter orders directly from the client's desk top computer, track the order status from placement through delivery, and obtain inventory, credit and cash flow management information.

         o Direct Express -- The Company's Direct Express delivery program reduces the number of steps in the distribution process by shipping products directly to the address selected by the business client.

         Distribution Network. Computer products are sold through a distribution network of more than 950 business centers located throughout the United States. The Company has international affiliations in Europe, Asia, Central and South America, Canada and Mexico in order to satisfy the technology management needs of its multinational clients.

         The Company's direct sales force in the Company-owned stores enables the Company to establish relationships with major corporate clients for purposes of marketing the Company's technology management services and communication products and services. Through its indirect division, the Company resells products on a wholesale basis to a large base of franchisees, independent dealers and value-added resellers and receives a mark-up fee or, in some cases, a royalty.

         Vendors. The Company has negotiated purchase arrangements, including price, delivery, training and support, directly with most major vendors. The Company's extensive vendor relationships allows it to offer over 35,000 products in providing multiple vendor solutions to its business client's needs. During the fiscal year ended December 30, 1995, sales of IBM, COMPAQ and Hewlett-Packard products accounted for approximately 22%, 20% and 15%, respectively, of the Company's revenues. The Company's agreements with its vendors are generally on a non-exclusive basis and may be terminated by the vendors on notice typically ranging from 30 to 90 days.

         The agreements with vendors generally contain provisions with respect to product cost, price protection, returns and product allocations; the Company is entitled to price protection with all major vendors on eligible products in the Company's inventory in the event of vendor price reductions. Certain vendors also sponsor payment programs with several financial service organizations to facilitate product sales through the business centers. In addition, the primary vendors of the Company provide various incentives for promoting and marketing their product offerings. Funds received by the Company are based either on the sales of the vendor's products through the independent reseller and Company-owned channels, or on the Company's purchases from the respective vendor. These funds from the Company's primary vendors typically range from 1% to 3% of purchases. The funds are earned through performance of specific marketing programs or upon completion of objectives outlined by the vendors. The three major forms of vendor incentives received by the Company are cooperative funds, market development funds and vendor rebates. Coop funds are earned based upon the sale of the vendor's products and generally must be utilized to offset the costs associated with advertising and promotion pursuant to programs established by the respective vendor. Market development funds are earned based upon the Company's purchases from the vendor and generally must be used for market development activities approved by the respective vendor. Vendor rebates are based upon the Company attaining purchase volume targets established with the vendor. Rebates generally can be used at the Company's discretion.

Communication Products Sourcing

         Communication products and services include phone systems, voice mail, voice processing, data network equipment, multiple small office/home office offerings and maintenance. The Company also offers network services including long distance, 800 service, calling cards, wide area value-added data networking, video conferencing and cellular communications. Communication products and services accounted for 2.7% of the Company's revenues and 8.7% of the Company's earnings in 1995.

         Distribution Network. Communication products and services are provided through a network of 15 direct sales offices and contractual relationships with approximately 100 dealers.

         Vendors. The products of Lucent Technologies and the services of AT&T constitute approximately 90% of the voice and data systems sold by the Company. The Company believes it is one of the nation's largest independent resellers of Lucent Technologies business products and services.

Computer Services

         The Company has developed a broad range of life cycle management computer services to help its business clients manage the ever increasing complexity of information technology. These services generally have higher gross margins than procurement services. These services include logistics services, support services, system integration services, and professional management services and can be purchased individually or as components of a complete package. The Company intends continually to add new services to further assist its business clients with the management of information technology. Computer services generated 4.3% of the Company's revenues and 45.0% of the Company's earnings in 1995.

         Logistics Services. Logistics services include those basic services associated with the distribution of computer hardware and software to the end-user client. These services include product configuration in which the Company installs and tests the particular software and peripherals required by the client, direct shipment of products to one or more locations for the client and special order handling, such as electronic order entry and the management of client-owned inventory.

         Support Services. Support services include leasing, providing demo equipment, help desk, training, maintenance, and installation for computers, communication equipment and network cabling. The Company provides extensive services which assist both its independent reseller and end-user clients manage ongoing support and training including help desk management and on-site and remote training classes. Help desk services include total call center management, call receipt, classification and problem diagnosis, problem resolution or dispatch, and performance monitoring. The Company offers a toll-free hotline to professionals that manage computer networks using operating systems from a number of leading vendors including Novell, Banyan, Microsoft, IBM, Apple and SCO. The Company's program of hardware maintenance, installation and support provides clients with options ranging from depot repair to on-site "break and fix" support and service coverage at multiple locations and is supported by a central service dispatch and service call tracking organizations.

         System Integration Services. System integration services include systems design and consulting which help clients design a system and select products that are appropriate for their specific needs and project planning and management services. These services permit the Company to assist a client in the actual implementation of a system, and system management services in which the Company works with a client to implement all aspects of network management, database management, security management, software distribution and license control and data administration.

         Professional Management Services. Professional management services combine many of the services described above into a complete life cycle management product portfolio. These services include service delivery, asset management and procurement management. Service delivery comprises the labor and management required actually to manage a client's service organization, such as handling service requests, generating work orders, managing personnel (Company and client), and managing service parts inventories. Asset management consists of the registration, tracing and disposal of computer hardware and software as it moves throughout an organization. Asset management services are becoming increasingly important as businesses struggle to understand what capabilities their existing computers have and whether, when and how to upgrade to the latest technology. Under procurement management, the Company accepts responsibility for the entire purchasing process for its client and generally has its own personnel at a client location managing the process. This function draws upon the Company's capabilities described above, including system design and planning, needs analysis, product specification and requisitions, purchase order management, order processing and tracking, financing and leasing, configuration, testing and delivery and installation.

Communication Services

         The Company provides communication services using its North American Support Center as a single point of contact for all data and voice cabling and wiring needs. The Company also offers project management, maintenance and 24-hour technical support through a network of independent certified technicians and customer support personnel. The Company provides complete communication system design, installation and maintenance.

         Network Services. The Company provides network services with advanced digital capabilities enabling voice, data and video communications utilizing AT&T, Frontier and Westinghouse networks. Services include long distance, inbound 800 service, calling cards and teleconferencing featuring account codes, enhanced billing and customized call reports which allow business clients to restrict and track telecommunications activity.

         Convergent Technology Services. The Company offers convergence solutions centered around wide area data networks, computer telephone integration, desktop video conferencing and wireless data communications. These services include specialized support programs, maintenance programs and specialized software.

International Capabilities

         To satisfy the technology management service needs of its multinational clients, the Company has established affiliations with the International Computer Group (Europe and Asia) and GE Hamilton Technology Services (Canada). InaCom Latin America, the Company's 60% owned subsidiary, provides international logistics and configuration services in Mexico, the Caribbean, Central and South America.

Clients

         The Company believes its client base of large and medium-sized businesses is most likely to benefit from the cost savings obtainable through the technology management services offered by the Company. The Company is not dependent for a material part of its business upon a single or a few clients and the loss of any one client would not have a material adverse effect on the Company's business.

Service Mark and Trademark

         The Company holds United States service mark and trademark registrations for the marks "Inacom", "ValCom" and "Inacomp." The Company also has certain state registrations. The Company claims common law rights to the marks based on adoption and use. To the Company's knowledge, there are no pending interference, opposition or cancellation proceedings, or litigation threatened or claimed, with respect to the marks in any jurisdiction.

Government Regulation

         The Company is subject to a substantial number of state laws regulating franchise relationships. The Company is also subject to Federal Trade Commission rules governing disclosure requirements in the granting of franchises. Such laws generally impose registration and/or disclosure requirements on the Company in the offer and sale of franchises and also regulate related advertisements. The Company believes it is in substantial compliance with all such regulations.

Competition

         All aspects of the technology management services industry are highly competitive. The Company's distribution network competes for potential clients, including national accounts, with numerous other resellers and distributors. Several computer manufacturers have expanded their channels of distribution, pricing and product positioning and compete with the Company's distribution network for potential clients. Additionally, several computer manufacturers during 1994 lessened or eliminated requirements upon independent resellers to purchase products from a single source resulting in "open sourcing" of their products; previously, such manufacturers had typically required independent resellers having contractual relationships with the Company to purchase their products from the Company. Other competitors operate mail-order or discount stores offering clones of major vendor products. The Company also competes with other computer technology sellers in the recruitment and retention of franchisees and independently-owned resellers. The Company competes in the computer services division with a large number of service providers, including IBM through ISSC, Andersen Consulting, EDS, ENTEX, CompuCom and Vanstar. Competition in communication products and services is also intense, and includes entities which are also significant vendors of the Company, such as Lucent Technologies and AT&T. Certain competitors and manufacturers are substantially larger than the Company and may have greater financial, technical, service and marketing resources. The Company's distribution network competes primarily on the basis of professionalism and client contact, quality of product line, availability of products, service, after-sale support, price, and quality of end-user training.

         The computer manufacturers' expansion of their channels of distribution including direct distribution, open sourcing, employment of selective resellers, pricing and product positioning has put pressure on hardware gross margins. The Company believes its ability to deliver technology management services which consist of technology procurement services, system integration services and support services provides its client base with value added services that will differentiate the Company from alternative distribution channels and will mitigate the impact of added competitive pressures caused by economic conditions and manufacturers' continuing expansion of their channels of distribution, pricing and product positioning.

                            DESCRIPTION OF DEBENTURES

         The Debentures were issued under an Indenture entered into between the Company and First National Bank of Omaha, as trustee (the "Trustee") dated June 14, 1996. The following statements are subject to the detailed provisions of the Indenture and are qualified in their entirety by reference to the Indenture, a copy of which was previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 29, 1996 and incorporated herein by reference and is also available for inspection at the office of the Trustee. Wherever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

General

         The Debentures are unsecured general obligations of the Company, subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Debentures," and convertible into Common Stock as described under "Conversion." The Debentures will mature on June 15, 2006. The Debentures will be limited to $55,250,000 aggregate principal amount. The Company will pay interest on the Debentures semi-annually on June 15 and December 15 of each year, commencing December 15, 1996 at the rate of 6% per annum and will pay interest on the Debentures (except defaulted interest) to the persons who are registered holders of Debentures at the close of business on the preceding June 1 and December 1, respectively (subject to certain exceptions in the case of Debentures redeemed or repurchased upon a Change in Control between a record date and the next succeeding interest payment date). The Company may pay principal and interest by check and may mail an interest check to a holder's registered address. Holders must surrender Debentures to the Paying Agent to collect principal payments.

         The Debentures were originally sold to Qualified Institutional Buyers ("QIBs") and are represented by a restricted global Debenture in definitive, fully registered form, deposited with The Depository Trust Company ("DTC"). Beneficial interests in the global Debentures will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants.

         The Debentures are issued without coupons in denominations of $1,000 and whole multiples of $1,000. A holder may transfer or exchange Debentures in accordance with the Indenture. No service charge will be made for any registration of transfer, exchange or conversion of Debentures, except for any tax or other governmental charges that may be imposed in connection with any transfers, registration of transfers or exchanges. The registrar for the Debentures need not transfer or exchange any Debentures selected for redemption. Also, it need not transfer or exchange any Debentures for a period of 15 days before selecting Debentures to be redeemed. The registered holder of a Debenture may be treated as its owner for all purposes.

         The Trustee currently acts as Registrar, Paying Agent and Conversion Agent. The Company may appoint an additional, or change any, Paying Agent, Registrar, Conversion Agent without notice. The Company may act in any such capacity.

         The Indenture does not contain any restrictions on the payment of dividends or on the repurchase of securities of the Company or any financial covenants, nor does the Indenture require the Company to maintain any sinking fund or other reserves for repayment of the Debentures.

Conversion

         The holders of the Debentures are entitled at any time before the close of business on the date of maturity of the Debentures, subject to prior redemption or repurchase, to convert the Debentures, or portions thereof (if the portions are $1,000 or whole multiples thereof) into shares of Common Stock at the conversion price of $24.00 per share (subject to adjustments as described below). Except as described below, no payment or adjustment will be made for accrued interest on a converted Debenture or for dividends on any Common Stock issued on conversion. If any Debenture is converted between a record date for the payment of interest and the next succeeding interest payment date, unless such Debenture has been called for redemption on a redemption date between such dates, such Debenture must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. A Debenture converted on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Debenture being converted will be paid on such interest payment date to the registered holder of such Debenture on the immediately preceding record date. The Company will not issue fractional shares of Common Stock upon conversion of Debentures and instead will deliver a check in lieu of the fractional share based upon the market value of the Common Stock on the last trading day prior to the conversion date. In the case of Debentures called for redemption, conversion rights will expire at the close of business on the business day preceding the redemption date unless the Company defaults in the payment of the redemption price. In the event any holder exercises its Repurchase Right (as defined below), such holder's conversion right will terminate upon receipt of the written notice of exercise of such Repurchase Right. See "Repurchase at Option of Holders Upon Change in Control." In the case of Debentures called for redemption on a redemption date between a record date and the opening of business on the next succeeding interest payment date, no interest will be payable on any such Debentures converted during such period.

         The conversion price is subject to adjustment as set forth in the Indenture in certain events, including the payment of dividends or distributions on the Common Stock in shares of capital stock; subdivisions or combinations of the Common Stock into a greater or smaller number of shares; a reclassification of the Common Stock resulting in an issuance of any shares of the capital stock of the Company; the distribution of rights or warrants to all holders of Common Stock entitling them for a period of sixty days or less to purchase Common Stock at less than the then current market price at that time; and the distribution to all holders of Common Stock of assets or debt securities or any rights or warrants to purchase securities, other than Common Stock, of the Company (other than cash dividends or cash distributions payable out of consolidated net income or retained earnings). No adjustment will be required for rights to purchase Common Stock pursuant to any plan of the Company for reinvestment of dividends or interest, or for a change in the par value of the Common Stock. To the extent that Debentures become convertible into cash, no adjustment will be required thereafter as to cash. No adjustment in the conversion price will be made unless such adjustment would require a change of at least $.25 in the conversion price; however, any adjustment that would otherwise be required to be made shall be carried forward and taken into account at the earlier of any subsequent adjustment or three years after the occurrence of the event giving rise to the adjustment. The Company reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Company to its stockholders shall not be taxable. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right to purchase any of the foregoing.

         If the Company reclassifies the Common Stock or merges into, or transfers or leases substantially all of its assets to, another corporation, the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of capital stock, other securities, cash or other assets which they would have owned immediately after such event had such Debentures been converted immediately before the effective date of the transaction.

         Conversion price adjustments may in certain circumstances result in constructive distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended, to holders of Debentures or to holders of Common Stock issued upon conversion thereof.

Optional Redemption

         The Debentures may be redeemed on at least 20 and not more than 60 days notice at the option of the Company, in whole at any time or in part from time to time, at the following redemption prices (expressed as percentages of principal), together with accrued interest to the date fixed for redemption, during the twelve month period beginning June 15 in the years set forth below:

                    Year                            Percentage

                    2000 . . . . . . .              103.3%
                    2001 . . . . . . .              102.7
                    2002 . . . . . . .              102.0
                    2003 . . . . . . .              101.3
                    2004 . . . . . . .              100.7

and thereafter at 100% of the principal amount, plus accrued interest; provided, that no redemption may be made prior to June 16, 2000. If less than all the Debentures are to be redeemed, the Trustee will select the Debentures to be redeemed on a pro rata basis, by lot or by any other method the Trustee, in its discretion, deems fair.

Repurchase at Option of Holders Upon Change in Control

          Upon any Change in Control (as defined below) with respect to the Company, each holder of Debentures shall have the right (the "Repurchase Right"), at the holder's option, to require the Company to repurchase all of such holder's Debentures, or a portion thereof which is $1,000 or any integral multiple thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below) at a price equal to 100% of the principal amount of the Debentures, plus accrued interest, if any, to the Repurchase Date.

          Within 30 days after the occurrence of a Change in Control, the Company is obligated to mail to all holders of record of the Debentures a notice (the "Company Notice") of the occurrence of such Change in Control and the Repurchase Right arising as a result thereof. The Company shall deliver a copy of the Company Notice to the Trustee and shall cause a copy of such notice to be published in The Wall Street Journal or another newspaper of national circulation. To exercise the Repurchase Right, a holder of Debentures must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Company (or an agent designated by the Company for such purpose) and the Trustee of the holder's exercise of such right together with the Debentures with respect to which the right is being exercised, duly endorsed for transfer.

Change in Control

          A "Change in Control" of the Company means (i) the acquisition by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or (ii) individuals who, as of the date of the Indenture, constitute the Board of Directors (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board; or (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding voting securities; or (iv) a liquidation or dissolution of the Company (other than pursuant to the United States Bankruptcy Code) or of the conveyance, transfer or leasing of all or substantially all of the assets of the Company.

          No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change in Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of assets conveyed and the proportion of an entity's income derived from the assets conveyed. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a Change in Control may have occurred (and, accordingly, whether or not the holders of Debentures will have the right to require the Company to repurchase their Debentures).

          The occurrence of a Change in Control would, in most cases, permit the lenders to require prepayment of some or all amounts outstanding under the Company's short-term and long-term debt agreements. In the event of a Change in Control, any repurchase of the Debentures could, absent payment in full of any amounts outstanding under such credit facilities or waiver, be prevented by the subordination provisions of the Debentures. See "Subordination of Debentures." Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. The right to require the Company to repurchase the Debentures could delay or deter a Change in Control of the Company, whether or not such Change in Control were supported by the Board of Directors of the Company.

          If a Change in Control occurs, there can be no assurance that the Company would have sufficient funds or financing to repay any Senior Debt then required to be repaid or to repurchase any or all Debentures then required to be repurchased under the Indenture.

          If an offer is made to repurchase Debentures as a result of a Change in Control, the Company intends to comply with all tender offer rules, including but not limited to Section 13(e) and 14(e) under the Exchange Act and Rules 13c-1 and 14c-1 thereunder, to the extent applicable to such offer.

Subordination of Debentures

          Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the payment of the principal of and premium, if any, and interest on the Debentures will be subordinated, to the extent provided in the Indenture, in right of payment to the prior payment in full of all Senior Debt.

          No payment of principal of or premium, if any, or interest may be made by the Company, directly or indirectly, on the Debentures (including any repurchase pursuant to the exercise of the Repurchase Right) or to acquire any of the Debentures at any time if a default in payment of the principal of or premium, if any, or interest on Senior Debt exists, unless and until such default shall have been cured or waived or shall have ceased to exist. During the continuance of any event of default with respect to any Senior Debt, as such event of default is defined under any such Senior Debt or in any agreement pursuant to which any Senior Debt has been issued (other than default in payment of the principal of, or premium, if any, or interest on any Senior Debt), permitting the holders thereof to accelerate the maturity thereof, no payment may be made by the Company, directly or indirectly, with respect to principal of or premium, if any, or interest on the Debentures for 90 days following written notice to the Company, from any holder or holders thereof or their representative or representatives or the trustee or trustees under any indenture under which any instrument evidencing any such Senior Debt may have been issued, that such an event of default has occurred and is continuing. However, if the maturity of such Senior Debt is accelerated, no payment may be made on the Debentures until such Senior Debt that has matured has been paid or such acceleration has been cured or waived.

          Senior Debt is defined in the Indenture as Debt (as defined below) of the Company outstanding at any time except Debt that by its terms is subordinate in right of payment to the Debentures or Debt that is not otherwise senior in right of payment to the Debentures. Senior Debt does not include Debt of the Company to any of its subsidiaries. Debt is defined with respect to any person as the principal of, and premium, if any, and interest on

(a) all indebtedness of such person for borrowed money (including all indebtedness evidenced by notes, bonds, debentures or other securities sold by such person for money), (b) all indebtedness incurred by such person in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by such person or another person) of any business, real property or other assets (except assets acquired in the ordinary course of the conduct of the acquiror's usual business), (c) guarantees by such person of indebtedness described in clause (a) or (b) of any other person, (d) all renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee (e) all reimbursement obligations of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person, (f) all capital lease obligations of such person, and (g) all net obligations of such person under interest rate swap or similar agreements of such person. There are no restrictions in the Indenture upon the creation of additional Senior Debt by the Company, or on the creation of any indebtedness by the Company or any of its subsidiaries.

          By reason of the subordination provisions described above, in the event of insolvency, funds which would otherwise be payable to Debentureholders will be paid to the holders of Senior Debt to the extent necessary to pay Senior Debt in full. As a result of these payments, general creditors of the Company may recover less, ratably, than holders of Senior Debt and such general creditors may recover more, ratably, than holders of Debentures or other subordinated indebtedness of the Company.

Merger or Consolidation

          The Indenture will not permit the Company to consolidate with, or merge into, or transfer or lease all or substantially all of its assets to, another person unless such other person is a corporation organized under the laws of the United States, any State thereof or the District of Columbia and such person assumes by supplemental indenture all the obligations of the Company under the Debentures and the Indenture, and immediately after giving effect to the transaction, no default shall exist.

Defaults and Remedies

          An Event of Default includes the occurrence of any of the following: default for 30 days in payment of interest; default in payment of principal at maturity, upon redemption or exercise of a Repurchase Right or otherwise; default in payment on Debt at maturity of at least $5,000,000 principal amount and continuance of such default for 30 days after notice given in accordance with the Indenture; default on Debt which results in acceleration of maturity of at least $5,000,000 principal amount of Debt without such acceleration having been cured, waived, rescinded, or annulled for 30 days after notice given in accordance with the Indenture; failure by the Company for 60 days after notice to it to comply in any material respect with any of its other agreements in the Indenture or the Debentures; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debentures may declare all the Debentures to be due and payable immediately, except for defaults due to certain events of bankruptcy or insolvency in which case if an Event of Default occurs and is continuing, automatically the principal of all the Debentures and the interest thereon shall become immediately due and payable. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debentures. Subject to certain limitations, holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust power. The Trustee may withhold from Debentureholders notice of any default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company is required to file with the Trustee annually an officers' statement as to the absence of defaults in fulfilling any of its obligations under the Indenture.

Modifications of the Indenture

          The Company and the Trustee may amend the Indenture without notice to any Debentureholder but with the written consent of the holders of a majority in principal amount of the outstanding Debentures. However, without the consent of each Debentureholder affected, an amendment may not: (i) reduce the amount of Debentures whose holders must consent to an amendment; (ii) reduce the rate or change the time for payment of interest on any Debenture; (iii) reduce the principal of or change the fixed maturity of any Debenture (including, without limitation, the optional redemption provisions or the Repurchase Right); (iv) make any Debenture payable in money, other than that stated in the Debenture; (v) change the provisions of the Indenture regarding the right of a majority of the Debentureholders to waive defaults under the Indenture or impair the right of any Debentureholder to institute suit for the enforcement of any payment of principal and interest on the Debentures on and after their respective due dates; (vi) make any change that adversely affects the rights to convert any Debenture; or (vii) make any change in the subordination provision that adversely affects the rights of any Debentureholder.

Satisfaction and Discharge of Indenture

          The Indenture will be discharged and cancelled upon the satisfaction of certain conditions, including the payment of all the Debentures or the deposit with the Trustee, within not more than six months prior to the maturity or redemption of all of the Debentures, of funds sufficient for such payment or redemption.

Reports to Holders of Debentures

          The Company will regularly furnish to each holder of Debentures copies of its annual report to stockholders, containing audited financial statements, and any other financial reports which the Company furnishes to its stockholders.

Trustee and Transfer Agent

          The Trustee and transfer agent for the Debentures is First National Bank of Omaha. First National Bank of Omaha currently serves as the transfer agent for the Common Stock.

Book Entry

          The Depository Trust Company ("DTC"), New York, New York acts as securities depository for the Debentures. The Debentures were issued as fully-registered securities bearing the name of Cede & Co. (DTC's nominee) in the form of one "Global Debenture" and deposited with DTC on June 19, 1996.

          A purchaser of Debentures may hold its interest in the Global Debenture directly through DTC if such purchaser is a participant in DTC, or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Debenture to such persons may be limited.

          Purchasers of Debentures who are not Participants may beneficially own interests in the Global Debenture held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Debenture, Cede for all purposes will be considered the sole holder of the Global Debenture.

          Payment of interest on and the redemption price of the Global Debenture will be made to Cede, the nominee for DTC as the registered owner of the Global Debenture by wire transfer of immediately available funds on each interest payment date. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of a beneficial ownership interest in the Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the Global Debenture to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

          Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Debentures (including, without limitation, the presentation of Debentures for exchange as described below) only at the direction of one or more Participants to whose account DTC interests in the Global Debenture are credited and only in respect of the principal amount of the Debentures represented by the Global Debenture as to which such Participant or Participants has or have given such direction.

          The Company has been informed by DTC that with respect to any payment of the principal of, premium, if any, and interest on, the Global Debenture, DTC's practice is to credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debenture as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the principal amount represented by the Global Debenture held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

          DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

          Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Debenture among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

          If DTC is at any time unwilling or unable to continue as a depositary for the Global Debenture and a successor depositary is not appointed by the Company, within 90 days, the Company will issue Debentures in definitive form in exchange for the Global Debenture.

                          DESCRIPTION OF CAPITAL STOCK

          The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.10 per share, and 1,000,000 shares of Class A Preferred Stock, par value $1.00 per share. As of June 29, 1996, there were 10,142,339 shares of Common Stock outstanding and no shares of Class A Preferred Stock outstanding.

Common Stock

          Holders of outstanding Common Stock are entitled to such dividends as may be declared by the Company Board of Directors out of the assets legally available for that purpose, and are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. The holders of shares of Common Stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the Common Stock voting for the election of directors can elect all the directors, and the remaining holders will not be able to elect any directors. The holders of Common Stock have no pre-emptive or other subscription rights, and there are no conversion or redemption or sinking fund provisions with respect to such shares.

          All of the outstanding shares of Common Stock will be, when issued upon conversion of the Debentures, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

          The Company Board of Directors is authorized to issue up to 1,000,000 shares of Class A Preferred Stock in one or more series, from time to time, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, as may be provided in a resolution or resolutions adopted by the Company Board of Directors. The authority of the Company Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the number of shares; (ii) the dividend rate and the date from which dividends are to be cumulative; (iii) whether shares are to be redeemable and, if so, the terms and amount of any sinking fund providing for the purchase or redemption of such shares; (iv) whether shares shall be convertible, and, if so, the terms and provisions thereof; (v) what restrictions are to apply, if any, on the issue or reissue of any additional Class A Preferred Stock; and (vi) whether shares have voting rights. Shares of Class A Preferred Stock may be issued with a preference over the Common Stock as to the payment of dividends. No shares of Class A Preferred Stock have been issued.

          Classes of stock such as the Class A Preferred Stock may be used, in certain circumstances, to create voting impediments on extraordinary corporate transactions or to frustrate persons seeking to effect a merger or otherwise to gain control of the Company. For the foregoing reasons, any shares of Class A Preferred Stock issued by the Company could have an adverse effect on the rights of the holders of the Common Stock. The Company has no present plans to issue any shares of Class A Preferred Stock.

Liquidation and Other Rights

          Upon liquidation, the holders of Common Stock are entitled to share ratably in assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of series of Class A Preferred Stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of Common Stock and will subject the Common Stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

Advance Notice Requirements in Connection with Stockholder Meetings

          The Company bylaws establish an advance notice procedure for bringing business before an annual meeting of stockholders and for nominating (other than by or at the direction of the Board of Directors) candidates for election as directors at a meeting of stockholders. To be timely, notice of business to be brought before an annual meeting or nominations of candidates for election of directors at a meeting must be received by the Secretary of the Company not less than 30 nor more than 60 days prior to the meeting. In the event that less than 40 days' notice or prior public disclosure of the date is given or made to stockholders, notice by the stockholder must be received no later than the tenth day following the date on which notice of the date of the meeting was mailed or public disclosure thereof was made.

Section 203 of the Delaware General Corporation Law

          Section 203 of the General Corporation Law of the Delaware prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless upon consummation of such transaction the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced or unless the business combination is, or the transaction in which such person became interested stockholder was, approved in a prescribed manner. A "business combination" includes a merger, an asset sale and any other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock.

Transfer Agent

          The transfer agent for the Common Stock is First National Bank of Omaha, Omaha, Nebraska.

                                 SELLING HOLDERS

          The Debentures were initially issued and sold pursuant to a Purchase Agreement dated as of June 14, 1996 between the Company and Dillon, Read & Co. Inc., the Initial Purchaser. The Debentures were acquired from the Initial Purchaser by the Selling Holders in compliance with Rule 144A under the Securities Act, or in other permitted resale transactions from the Initial Purchaser or holders who acquired such Debentures from the Initial Purchaser or other prior holders thereof in further permitted resale transactions exempt from registration under the Securities Act. The Company agreed to indemnify and hold the Initial Purchaser harmless against certain liabilities under the Securities Act that would arise in connection with the sale of the Debentures by the Initial Purchaser.

          Except as otherwise indicated, the table below sets forth certain information with respect to the Securities as of September 6, 1996. The term "Selling Holders" includes the beneficial owners of the Securities listed below and their transferees, pledgees, donees or other successors.

                                     Aggregate Principal    Number of Shares
                                     Amount of Debentures    of Common Stock
Name                                   That May Be Sold     That May Be Sold*

Bank of New York                       $     5,373,000           223,875
Bear Stearns Securities Corp.                2,127,000            88,625
Boston Safe Deposit & Trust Co.             10,800,000           450,000
Brown Bros Harriman & Co.                    6,000,000           250,000
Citibank, N.A.3,000,000                        125,000
Dillon, Read & Co. Inc.                      3,280,000           136,667
First Interstate Bank of California          1,945,000            81,042
Glynn (J.A.) & Company                         215,000             8,958
Lehman Brothers, Inc.                          750,000            31,250
Lehman Brothers International                  850,000            35,417
Mercantile, Safe Deposit and
     Trust Company                             480,000            20,000
NBD Bank, N.A.                               1,500,000            62,500
Northern Trust Co.-Trust                     1,185,000            49,375
PaineWebber Incorporated                       500,000            20,833
Regional Operations Group Inc.                  35,000             1,458

Republic New York Securities Corp.             750,000            31,250
SSB Custodian                               13,610,000           567,083
Wachovia Bank North Carolina                 1,100,000            45,833
Wagner, Stott & Co.                          1,750,000            72,917


*Assumes a conversion price of $24.00 per share.

The preceding table has been prepared based upon information furnished to the Company by the Depository Trust Company and by or on behalf of the Selling Holders.

         The information concerning the Selling Holders may change from time to time and will be set forth in Supplements to this Prospectus. In addition, the per share conversion price and, therefore, the number of shares of Common Stock issuable upon conversion of the Debentures is subject to adjustment under certain circumstances as specified in the Indenture. Accordingly, the aggregate principal amount of Debentures and the number of shares of Common Stock issuable upon conversion of the Debentures may change. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $55,250,000, which may be converted into 2,302,083 shares of Common Stock.

         Because the Selling Holders may offer all or some of the Debentures and shares of Common Stock issued upon conversion thereof from time to time pursuant to this Prospectus, no estimate can be given as to the principal amount of Debentures or shares of Common Stock that will be held by the Selling Holders after completion of this offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         Pursuant to a Registration Rights Agreement dated June 14, 1996 between the Company and the Initial Purchaser, a Selling Holder may distribute Securities under this Prospectus from time to time for a 45-day period (the "Selling Period") only if the Selling Holder gives written notice to the Company at least three business days prior to the Selling Period.

         The Company may suspend the use of this Prospectus and any supplements hereto in certain circumstances due to pending corporate developments, order of the Commission or state authorities or similar events or to supplement or amend the Prospectus. The Company is obligated in the event of such suspension to use its best efforts to ensure that the use of the Prospectus may be resumed as soon as practicable.

         The Selling Holders may sell all or a portion of the Debentures and shares of Common Stock beneficially owned by them and which may be offered hereby from time to time during a Selling Period on any exchange or market on which the securities are listed or quoted, as applicable, on terms to be determined at the times of such sales. The Selling Holders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Holders may from time to time offer the Debentures or shares of Common Stock during a Selling Period which may be offered hereby and beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Holders and the purchasers of the Debentures or shares of Common Stock for whom they may act as agent. Such dealers may include the Initial Purchaser, which may perform investment banking or other services for or engage in other transactions with the Company from time to time in the future.

         To the extent required, the aggregate principal amount of Debentures and number of shares of Common Stock to be sold hereby, the names of the Selling Holders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer during a Selling Period will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Holders from the sale of the Debentures or shares of Common Stock offered by them hereby will be the purchase price of such Debentures or shares of Common Stock less discounts and commissions, if any.

         The Debentures and the shares of Common Stock which may be offered hereby may be sold from time to time during a Selling Period in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

         The  outstanding  Common Stock is listed for trading on Nasdaq National
Market, and the shares of Common Stock issuable upon conversion of the Debentures have been authorized for listing on Nasdaq National Market. There is no assurance as to the development or liquidity of any trading market that may develop for the Debentures.

         In order to comply with the securities laws of certain states, if applicable, the Debentures and shares of Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and compliance with same is effected.

         The Selling Holders and any broker-dealers, agents or underwriters that participate with the Selling Holders in the distribution of the Debentures or shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Company and the Selling Holders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Debentures and Common Stock offered hereby by the Selling Holders to the public, other than selling commissions and fees.

                                  LEGAL MATTERS

         The validity of the Securities offered hereby have been passed upon for the Company and the Selling Holders by McGrath, North, Mullin & Kratz, P.C., Omaha, Nebraska 68102.

                                     EXPERTS

         The consolidated financial statements and schedules of InaCom Corp. as of December 30, 1995 and December 31, 1994, and for each of the years in the three-year period ended December 30, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or the solicitation of an offer to buy, the Securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

         -----------------


     TABLE OF CONTENTS
                                                          Page
                                                          ----
Available Information.........................              2
Incorporation of Certain
 Documents By Reference.......................              2
Prospectus Summary............................              3
Risk Factors..................................              5
Ratio of Earnings to Fixed Charges............              8
Business..                                                  8
Description of Debentures.....................             12
Description of Capital Stock..................             19
Selling Holders...............................             21
Plan of Distribution..........................             22
Legal Matters.................................             24
Experts.......................................             24














                                  InaCom Corp.






                                 --------------


                                   PROSPECTUS
                               September __, 1996

                                  -------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

          The following table sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except the registration fees of the Commission and the National Association of Securities Dealers, Inc.

===============================================================
             Item                    Amount to be paid by
                                            Company
- ---------------------------------------------------------------
SEC registration fee              $       19,052
- ---------------------------------------------------------------
NASD filing fee                           17,500
- ---------------------------------------------------------------
Printing and engraving                    25,000
expenses
- ---------------------------------------------------------------
Accounting fees and                       10,000
expenses
- ---------------------------------------------------------------
Legal fees and expenses                   20,000
- ---------------------------------------------------------------
Blue Sky fees and                         10,000
expenses
- ---------------------------------------------------------------
Miscellaneous                              3,448
- ---------------------------------------------------------------
 Total                                   105,000
===============================================================

Item 15. Indemnification of Directors and Officers.

          Pursuant to Article VII of the Certificate of Incorporation of InaCom, InaCom shall, to the extent required, and may, to the extent permitted, by
Section 102 and Section 145 of the General Corporation Law of the State of Delaware, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto. No director shall be liable to InaCom or its stockholders for monetary damages for breach of fiduciary duty as a director with respect to acts or omissions occurring on or after May 27, 1987. A director shall continue to be liable for (i) any breach of a director's duty of loyalty to InaCom or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) paying a dividend or approving a stock repurchase which would violate Section 174 of the General Corporation Law of the State of Delaware; or (iv) any transaction from which the director derived an improper personal benefit.

          The by-laws of InaCom provide for indemnification of InaCom's officers and directors against all expenses, liabilities or losses reasonably incurred or suffered by them, including liability arising under the Securities Act of 1933, to the extent legally permissible under section 145 of the General Corporation Law of the State of Delaware where any such person was, is, or is threatened to be made a party to or is involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact such person was serving InaCom in such capacity. Generally, under Delaware law, indemnification may only be available where an officer or director can establish that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of InaCom.


Item 16. Exhibits.

Exhibit    4.1    Specimen Common Stock Certificate

           4.2 Indenture dated June 14, 1996 by and between the Company and First National Bank of Omaha, as trustee, and related Debenture, incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 29, 1996.

           4.3 Registration Rights Agreement dated June 14, 1996 between the Company and Dillon, Read & Co. Inc.

           4.4 Restated Certificate of Incorporation of the Company, as amended, incorporated herein by reference to the Company's Current Report on Form 8-K dated March 30, 1993.

           4.5 Bylaws of the Company, as amended to date, incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 24, 1994.

           5.1    Opinion of McGrath, North, Mullin & Kratz, P.C.

          12      Statement re Computation of Ratios

          23.1    Consent of KPMG Peat Marwick LLP

          23.2    Consent of McGrath, North, Mullin & Kratz, P.C.
                  (included in Exhibit 5.1)

          24      Powers of Attorney

          25      Statement of Eligibility of Trustee

Item 17. Undertakings.

         The undersigned registrant ("Registrant") hereby undertakes

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         (d) That, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or
                  Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to written agreements, Bylaw provisions or the Delaware Law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant, InaCom Corp., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on the 10th day of September, 1996.

                                  INACOM CORP.

                                                     /s/ BILL L. FAIRFIELD
                                              By:_____________________________
                                                  Bill L. Fairfield, President

         Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following persons in the capacities indicated on the 10th day of September, 1996.

              Signature                                  Title
/s/ BILL L. FAIRFIELD
_____________________________________            President (Principal
        Bill L. Fairfield                           Executive Officer) and
                                                    Director
/s/ DAVID C. GUENTHNER
_____________________________________            Executive Vice President
        David C. Guenthner                          and Chief Financial Officer
                                                    (Principal Financial and
                                                    Accounting Officer)


         Joseph Auerbach*                                 Director
         W. Grant Gregory*                                Director
         Rick Inatome*                                    Director
         Joseph Inatome*                                  Director
         Gary Schwendiman*                                Director
         Durward B. Varner*                               Director

         * Bill L. Fairfield, by signing his name hereto, signs the Registration Statement on behalf of each of the persons indicated. A Power-of-Attorney authorizing Bill L. Fairfield to sign this Registration Statement on behalf of each of the indicated Directors of InaCom Corp. is filed herewith as Exhibit 24.


                                                By:/s/ BILL L. FAIRFIELD
                                                   ________________________
                                                   Bill L. Fairfield
                                                   Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit                    Description

 4.1   Specimen Common Stock Certificate

 4.2 Indenture dated June 14, 1996 by and between the Company and First National Bank of Omaha, as trustee, and related Debenture, incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 29, 1996.

 4.3 Registration Rights Agreement dated June 14, 1996 between the Company and Dillon, Read & Co. Inc.

 4.4 Restated Certificate of Incorporation of the Company, as amended, incorporated herein by reference to the Company's Current Report on Form 8-K dated March 30, 1993.

 4.5 Bylaws of the Company, as amended to date, incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 24, 1994.

 5.1   Opinion of McGrath, North, Mullin & Kratz, P.C.

12     Statement re Computation of Ratios

23.1   Consent of KPMG Peat Marwick LLP

23.2   Consent of McGrath, North, Mullin & Kratz, P.C.
       (included in Exhibit 5.1)

24     Powers of Attorney

25     Statement of Eligibility of Trustee

- -----------